Exhibit 10.41
EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (this “Agreement”), signed on the date set forth on the signature page, is between Twin River Worldwide Holdings Inc., a Delaware corporation (the “Company”), and Marc Crisafulli (“Executive”).
NOW, THEREFORE, the Parties hereto agree as follows:
1.    EMPLOYMENT. Effective May 1, 2019 or as soon as possible thereafter under applicable regulatory requirements (the “Effective Date”), the Company hereby employs Executive, and Executive hereby accepts such employment, subject to the terms and conditions set forth herein. Executive will hold the office of Executive Vice President, Government Relations of the Company (the “Position”), will provide the services and have the duties and authorities customary for such Position and as hereafter provided and will report directly to the Company’s CEO.
2.    TERM. The initial term of employment under this Agreement will begin on the Effective Date and will continue until May 1, 2021 or two years from the Effective Date, whichever is later, subject to prior termination in accordance with the terms hereof (the “Initial Term”). The Initial Term will be automatically extended for successive additional terms of one year first commencing on the day immediately following each May 1st in the Initial Term (each such period, an “Additional Term”), and subsequently on each annual anniversary of the end of an Additional Term, unless either Party gives written notice to the other Party of non-extension at least 90 days prior to the end of the Initial Term or to the end of the then-applicable Additional Term (the Initial Term and any Additional Term(s), collectively, the “Term”).
3.    COMPENSATION. (a) During the Term, the Company will pay to Executive, in equal installments in accordance with the Company’s regular payroll practice, an annual base salary (“Base Salary”) of not less than $550,000, which amount may be reviewed in April of each applicable year at the discretion of the Board or its compensation committee (the “Committee”).
(b)    Executive will be eligible to receive an annual cash performance bonus (an “Annual Bonus”) in respect of each calendar year that ends during the Term, based on performance against performance criteria. The performance criteria for any particular calendar year will be approved by the Committee. Such performance criteria may, at the discretion of the Committee, include factors and considerations in addition to the Company’s financial performance. Executive’s targeted Annual Bonus for a calendar year will equal his Base Salary if the target levels of performance criteria established by the Committee for that year are achieved to the satisfaction of the Committee. The Committee may determine that greater or lesser amounts may be paid for performance above and below the target level (such greater or lesser amounts to be determined based on criteria or a formula established by the Committee), and with no amount payable for performance below a threshold level of performance established by the Committee. Executive’s Annual Bonus for a bonus period will be determined by the Committee after the end of the applicable bonus period and, if such Annual Bonus is awarded, will be paid in the fiscal year following the fiscal year to which such Annual Bonus relates at such time as Annual Bonuses are paid to other senior executives of the Company generally so long as Executive remains employed by the Company at the time of payment. Notwithstanding the foregoing, Executive’s Annual Bonus within any termination year will be prorated from the date of termination.
(c)    In addition, Executive will be entitled to an annual equity grant in an amount determined by the Committee but not less than $600,000 in targeted grant date value (as determined by the Committee). The mix of equity awards is expected to be half in time-vested restricted stock and half in performance stock units.
(d) In addition, Executive shall be entitled to receive a one-time signing bonus payable on the Effective Date (the “Signing Bonus”). The Signing Bonus shall equal $50,000 if the Effective Date is May 1, 2019 and shall increase by $12,500 for each week after May 1, 2019 that passes before this Agreement becomes effective.
4.    EXPENSES. The Company will reimburse Executive, upon presentment of suitable receipts, vouchers and completed expense reports, for all reasonable business expenses which may be incurred by Executive in connection with his employment hereunder during the Term in accordance with the Company’s expense reimbursement policy applicable to senior executives. Executive will comply with such restrictions and will keep such records as the Company may deem necessary to meet the requirements of the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder (the “Code”).
5.    OTHER BENEFITS. During the Term, Executive will be eligible for five weeks of paid vacation per full calendar year (pro-rated for partial years during the Term), and will be eligible to participate in such benefit plans and arrangements and to receive any other benefits customarily provided by the Company to its management personnel (the “Benefit Plans”). Unused vacation in any calendar year will not be paid and may not be carried over to any subsequent calendar year (or partial portions thereof).
6.    DUTIES. (a) Executive will perform such duties and functions as the CEO may assign to him, consistent with his Position, including any duties or functions with or for any member of the Company Group. Executive will comply in the performance of his duties with the policies of the Company.
(b)    During the Term, Executive will devote all of his business time and attention to the business of the Company and its subsidiaries, as necessary to fulfill his duties; provided that the foregoing will not prevent Executive from (i) serving on the boards of directors of non-profit organizations and, subject to the approval of the Board, other for-profit companies, (ii) participating in charitable, civic, educational, professional, community or industry affairs, and (iii) managing Executive’s passive personal investments, so long as all such activities in the aggregate do not interfere or conflict with Executive’s duties hereunder or create a potential business or fiduciary conflict.

(c)    Executive will perform the duties assigned to him with fidelity and to the best of his ability.
(d)    Executive agrees that, at all times during the Term, he will obtain and maintain, in full force and effect, any and all licenses, permits and work authorizations that may be required by any government authority or agency to enable him to properly work and perform the duties of his Position.
7.    TERMINATION OF EMPLOYMENT; EFFECT OF TERMINATION OF EMPLOYMENT. (a) Executive’s employment hereunder will terminate upon the first to occur of the following:
(i)    in accordance with the terms of Section 7(f) upon written notice to Executive upon the determination by the Company that Executive’s employment will be terminated for any reason which would not constitute Justifiable Cause (as herein defined);
(ii)    upon written notice to Executive upon the determination by the Company that there is Justifiable Cause for such termination;
(iii)    automatically upon the death of Executive;
(iv)    in accordance with the terms of Section 7(e) upon the Disability (as herein defined) of Executive;
(v)    in accordance with the terms of Section 7(f) upon Executive’s notice to the Company of Executive’s determination to voluntarily terminate his employment for Good Reason (as herein defined); and
(vi)    upon 30 days’ prior written notice by Executive to the Company of Executive’s voluntary termination of employment without Good Reason.
(b)    For the purposes of this Agreement:
(i)    “Change-ln-Control” means a Change in Control pursuant to the Twin River Worldwide Holdings, Inc. 2015 Stock Incentive Plan (as in effect as of January 1, 2019).
(ii)    “Disability” means the inability of Executive, due to illness, accident or any other physical or mental incapacity, substantially to perform the material and essential functions of his duties for a period exceeding a total of 13 weeks (whether or not consecutive) in any 12-month period, as determined by the Company in good faith, with a reasonable accommodation (as defined under applicable law).

(iii)    “Good Reason” means, without Executive’s consent,
(1)    a material diminution in Executive’s Base Salary, other than a general reduction in Base Salary that affects all similarly situated executives of the Company in substantially the same proportion;
(2)    a material diminution in Executive’s responsibilities to the Company (other than temporarily while Executive is physically or mentally incapacitated or as required by applicable law); or
(3)    a relocation of Executive’s principal place of employment such that the distance between Executive’s primary residence as of such relocation and Executive’s principal place of employment is increased by more than 50 miles;
provided, however, that the foregoing conditions will constitute Good Reason only if (A) Executive provides written notice to the Company within 45 days of the initial existence of the condition(s) constituting Good Reason and (B) the Company fails to cure such condition(s) within 60 days after receipt from Executive of such notice; and provided further, that Good Reason will cease to exist with respect to a condition six months following the initial existence of such condition.
(iv)    “Justifiable Cause” means:
(1)    Executive’s continued failure or refusal to perform his duties pursuant to this Agreement after notice from the Company which, if curable, is not cured within ten business days of Executive’s receipt of written notice thereof from the Company;
(2)    Executive’s material breach of this Agreement which, if curable, is not cured within ten business days of Executive’s receipt of written notice thereof from the Company;
(3)    Executive’s indictment for, conviction of or plea of guilty or nolo contendere to any crime involving moral turpitude or any felony;
(4)    Executive’s performance of any act, or his failure to act, which constitutes, in the good faith determination of the Board, dishonesty or fraud, including misappropriation of funds or a misrepresentation of the operating results or financial condition of the Company to the Board or to any executive of the Company;
(5)    Executive’s illegal use of controlled substances;
(6)    the revocation, loss, or non-renewal of Executive’s personal gaming license; or
(7)    any act or omission by Executive involving malfeasance or gross negligence in the performance of Executive’s duties.

(c)    Justifiable Cause. Upon termination of Executive’s employment by the Company for Justifiable Cause, Executive will not be entitled to any amounts or benefits hereunder, other than such unpaid portion of Executive’s Base Salary and reimbursement of expenses pursuant to Section 4 as have been accrued through the date of his termination of employment, which amounts will be paid as soon as reasonably practicable following the termination date (collectively, the “Accrued Amounts”).
(d)    Death. If Executive should die during the Term, this Agreement will terminate immediately. In such event, Executive’s estate will thereupon be entitled to receive (i) any Accrued Amounts and (ii) a pro-rata portion of the Annual Bonus for the year in which his termination of employment occurred, payable when Annual Bonuses for the applicable performance period are paid to other senior executives of the Company generally (a “Pro-Rata Bonus”). Executive’s estate also will be entitled to any accrued amounts or benefits payable under the terms of the Benefit Plans.
(e)    Disability. Upon a finding by the Company of Executive’s Disability in accordance with Section 7(b), the Company will have the right to terminate Executive’s employment. Any termination of Executive’s employment pursuant to this Section 7(e) will be effective on the date 30 days after the date on which the Company notifies Executive of the Company’s election to terminate. In such event, Executive will thereupon be entitled to receive any Accrued Amounts and a Pro-Rata Bonus for the year in which his termination of employment occurred. Executive will also be entitled to any accrued amounts or benefits payable under the terms of the Benefit Plans.
(f)    Termination Without Justifiable Cause or for Good Reason. (i) Except as otherwise set forth in Section 7(f)(ii), in the event that Executive’s employment is terminated during the Term by (1) the Company without Justifiable Cause (other than due to Executive’s death or Disability) or (2) Executive for Good Reason, in addition to any Accrued Amounts, subject to Section 7(g), (A) Executive will be entitled to receive, to the extent earned but not yet paid, Executive’s Annual Bonus for the year prior to the year in which his termination of employment occurred (which, for purposes of this Section 7(f)(i), will be deemed to be earned if Executive remained employed by the Company through the end of the fiscal year to which such Annual Bonus relates); (B) Executive will be entitled to receive a Pro-Rata Bonus for the year in which his termination of employment occurred, and (C) the Company will continue to pay Executive his Base Salary plus Annual Bonus for the longer of (y) the amount of time remaining in the Term and (z) 12 months (such longer period, the “Severance Period”). In addition, during the Severance Period, Executive will continue to be eligible to participate in the Company’s group health and dental plans at active employee rates (any such period of additional coverage will not count against the period of time Executive is eligible to receive continuation coverage benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”)), provided that such medical and dental coverage and participation is permitted under the terms of the applicable plans. If such coverage is not permitted under the terms of the applicable plans and Executive elects COBRA continuation coverage, the Company will pay Executive’s COBRA premiums until such time as Executive ceases to be eligible for, or no longer elects, COBRA continuation coverage (but in no event longer than the end of the Severance Period). The payments and benefits set forth in this Section 7(f)(i) will be in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any accrued amounts or benefits payable under the Benefit Plans).
(ii)    Change-ln-Control. In the event that, during the Term and within 12 months following a Change-ln-Control, Executive’s employment is terminated by (1) the Company without Justifiable Cause (other than due to Executive’s death or Disability) or (2) Executive for Good Reason, subject to Section 7(g), Executive will be entitled to all the payments and benefits set forth in Section 7(f)(i), except that the Severance Period will instead equal the greater of (A) the amount of time remaining in the Term and (B) 24 months. The payments and benefits set forth in this Section 7(f)(ii) will be in lieu of any and all other payments due and owing to Executive under the terms of this Agreement (other than any accrued amounts or benefits payable under the Benefit Plans).
(g)    Release Requirement. The payments and benefits payable pursuant to Section 7(f)(i) or 7(f)(ii), as applicable, other than any Accrued Amounts, are collectively referred to as the “Severance Payments.” Notwithstanding anything herein to the contrary, the Company’s obligation to make or pay any portion of any Severance Payment is conditioned upon (1) Executive delivering to the Company a valid and effective separation and general release agreement in favor of the Company, waiving all claims against the Company, in a form and substance acceptable to the Company, with all periods for revocation therein having expired, and (2) Executive’s compliance with his obligations under Sections 9, 10, 11 and 12. Subject to the preceding sentence, any Severance Payments due hereunder, other than any Pro-Rata Bonus, will commence with the Company’s first regularly scheduled payroll date upon or following the 60th day after Executive’s termination of employment (the “Severance Payment Commencement Date”), with any such Severance Payments that would otherwise have been payable prior to the Severance Payment Commencement Date but for this sentence instead being accumulated (without interest) and paid on the Severance Payment Commencement Date.
(h)    Voluntary Termination. Upon Executive’s voluntary termination of his employment hereunder without Good Reason, or in the event that Executive’s employment is terminated upon or following the expiration of the Term, this Agreement (subject to Section 25) will terminate. Executive will be entitled to (i) any Accrued Amounts and (ii) continue to participate in the Benefit Plans to the extent participation by former employees is permitted by law, with the expense of such participation to be as specified in such plans for former employees. Executive will also be entitled to any accrued amounts or benefits payable under the terms of the Benefit Plans.
(i)    Vacating Premises. Upon the Company giving notice of termination pursuant to Section 7(a)(i), 7(a)(ii) or 7(a)(iv) or Executive giving notice of termination pursuant to Section 7(a)(v) or 7(a)(vi), the Company may require that Executive immediately leave the Company’s premises and cease reporting to work, but such requirement will not affect the effective date of termination of employment or any other amounts payable pursuant to this Section 7.
(j)    Other Positions. Following the termination of Executive’s employment for any reason, if and to the extent requested by the Board, Executive agrees to resign from the Board, all fiduciary positions (including as trustee) and all other offices and positions Executive holds with the Company Group; provided, however, that if Executive refuses to tender Executive’s resignation after the Board has made such request, then the Board will be empowered to remove Executive from such offices and positions.
(k)    Withholdings. All amounts herein are subject to reduction to the extent required by tax law.
8.    REPRESENTATIONS AND AGREEMENTS OF EXECUTIVE. Executive represents and warrants that he is free to enter into this Agreement and to perform the duties required hereunder, and that there are no employment contracts or understandings, restrictive covenants or other restrictions, whether written or oral, preventing or hindering the performance of his duties hereunder.
9.    NON-COMPETITION. (a) In view of the unique and valuable services expected to be rendered by Executive to the Company, Executive’s knowledge of the trade secrets and other proprietary information relating to the business of the Company and the Company and in consideration of the compensation to be received hereunder, Executive agrees that, during his employment by the Company and during the longer of (i) any applicable Severance Period and (ii) 12 months following termination of Executive’s employment for any reason (such longer period, the “Non-Competition Period”), Executive will not, whether for compensation or without compensation, directly or indirectly, as an owner, principal, partner, member, shareholder, independent contractor, consultant, joint venturer, investor, licensor, lender or in any other capacity whatsoever, alone, or in association with any other person or entity, carry on, be engaged or take part in, or render services (other than services which are generally offered to third parties) or advice to, own, share in the earnings of, invest in the stocks, bonds or other securities of, or otherwise become financially interested in, any person or entity engaged in the business of owning, operating, or managing any gaming, gambling, pari-mutuel, wagering, thoroughbred or dog racing, video lottery terminal, or lottery-related enterprise or facility or any additional business activities undertaken by the Company (or any of its subsidiaries) or proposed to be undertaken by the Company (or any of its subsidiaries) and related services (collectively, the “Company Business”) anywhere in the states of Connecticut, Colorado, Delaware, Rhode Island, New Hampshire, Mississippi or Massachusetts, or within 100 miles of any location or facility where the Company (or any of its subsidiaries) is engaged in or undertaking, or proposing to engage in or undertake, any Company Business. The record or beneficial ownership by Executive of up to 1% of any class of securities of any corporation whose securities are publicly traded on a national securities exchange or in the over-the-counter market will not of itself constitute a breach hereunder.

(b)    Executive will not, directly or indirectly, during his employment by the Company or during the Non-Competition Period, alone, or in association with any other person or entity, request or cause any suppliers or customers with whom the Company, or its subsidiaries or affiliates (collectively, the “Company Group”) has a business relationship, to cancel or terminate any such business relationship with any member of the Company Group or solicit, interfere with, entice from or hire from any member of the Company Group any employee or other service provider (or former employee or other former service provider) of any member of the Company Group.
(c)    At no time after the termination of Executive’s employment for any reason will Executive utter, issue or circulate publicly any false or disparaging statements, remarks or rumors about any member of the Company Group and/or any of their respective businesses, or any of their respective officers, employees, directors, agents or representatives. At no time after the termination of Executive’s employment for any reason will the Company, by press release or other formally released announcement, make any disparaging statements about Executive. Notwithstanding the foregoing, statements made in administrative, judicial or arbitral proceedings (including depositions in connection with such proceedings) will not be subject to this Section 9(c).
(d)    If any portion of the restrictions set forth in this Section 9 is, for any reason whatsoever, declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions will not thereby be adversely affected.
(e)    Executive acknowledges that the territorial and time limitations set forth in this Section 9 are reasonable and properly required for the adequate protection of the business of the Company Group. Executive hereby waives, to the extent permitted by law, any and all right to contest the validity of this Section 9 on the ground of reasonableness or the breadth of its geographic or product and service coverage or length of term. In the event any such territorial or time limitation is deemed to be unreasonable by a court of competent jurisdiction, Executive agrees to the reduction of the territorial or time limitation to the area or period which such court will deem reasonable.
(f)    The existence of any claim or cause of action by Executive against the Company, or any other member of the Company Group will not constitute a defense to the enforcement by the Company Group of the foregoing restrictive covenants, but such claim or cause of action will be litigated separately.
10.    INVENTIONS AND DISCOVERIES. (a) Executive will promptly and fully disclose to the Company, and provide the Company with all necessary detail for a complete understanding of, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, developed, acquired or written during working hours, or otherwise, by Executive (whether or not at the request or upon the suggestion of the Company) during the Term, solely or jointly with others or relating to any current or proposed business or activities of the Company

Group known to him as a consequence of his employment or the rendering of advisory and consulting services hereunder (collectively, the “Subject Matter”).
(b)    Executive hereby assigns and transfers, and agrees to assign and transfer, to the Company or its designee all his rights, title and interest in and to the Subject Matter, and Executive further agrees to deliver to the Company or its designee any and all drawings, notes, specifications and data relating to the Subject Matter and to execute, acknowledge and deliver all such further papers, including applications for trademarks, copyrights or patents, as may be necessary to obtain trademarks, copyrights and patents for any thereof in any and all countries and to vest title thereto in the Company. Executive will assist the Company in obtaining such trademarks, copyrights or patents during the Term, and any time thereafter, on reasonable notice and at mutually convenient times, and Executive agrees to testify in any prosecution or litigation involving any of the Subject Matter; provided, however, that, following the Non-Competition Period, Executive will be reasonably compensated for his time and reimbursed for his reasonable out-of-pocket expenses incurred in rendering such assistance or giving or preparing to give such testimony.
11.    NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. (a) Executive will not, during the Term, or at any time following expiration or termination of this Agreement, directly or indirectly, disclose or permit to be disclosed, other than as is required in the regular and proper course of his duties hereunder (including required disclosures to the Company’s advisors and consultants) or as is required by law (in which case Executive will give the Company prior written notice of such required disclosure as soon as possible and will make the most minimal disclosure required), or with the prior written consent of the Board, to any person, firm, corporation or other entity, any confidential information acquired by him during the course of, or as an incident to, his employment with the Company Group, relating to the Company Group, any client of the Company Group, or any corporation, partnership or other entity owned or controlled, directly or indirectly, by any of the foregoing, or in which any of the foregoing has a beneficial interest, including the business affairs of each of the foregoing. Such confidential information will include proprietary technology, trade secrets, patented processes, research and development data, know-how, market studies and forecasts, competitive analyses, pricing policies, employee lists, personnel policies, the substance of agreements with customers, suppliers and others, marketing or dealership arrangements, servicing and training programs and arrangements, customer lists, patron data and any other documents embodying such confidential information. This confidentiality obligation will not apply to any confidential information which becomes publicly available from sources unrelated to the Company Group and without Executive’s direct or indirect involvement.
(b)    All information and documents relating to the Company Group as hereinabove described (or their business affairs) will be the exclusive property of the Company, and Executive will use his best efforts to prevent any publication or disclosure thereof. Upon termination of Executive’s employment with the Company, all documents, records, reports, writings and other similar documents containing confidential information, including copies thereof, then in Executive’s possession or control will be returned and left with the Company.
12.    SPECIFIC PERFORMANCE. Executive agrees that if he breaches, or threatens to commit a breach of, any of the provisions of Sections 9, 10 or 11 (the “Restrictive Covenants”), the Company will have, in addition to, and not in lieu of, any other rights and remedies available under law and in equity, the right to injunctive relief and/or to have the Restrictive Covenants specifically enforced by a court of competent jurisdiction, without the posting of any bond or other security, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company or any of its subsidiaries and that money damages would not provide an adequate remedy. Notwithstanding the foregoing, nothing herein will constitute a waiver by Executive of his right to contest whether a breach or threatened breach of any Restrictive Covenant has occurred. Executive will, and the Company may, inform any future employer of the Restrictive Covenants and provide such employer with a copy thereof, prior to the commencement of that employment (or, in the Company’s case, at any time thereafter).
13.    INDEMNIFICATION. During Executive’s employment by the Company, Executive will be indemnified and held harmless for his activities as a director and officer, as applicable, to the full extent provided under the Certificate of Incorporation and/or By-Laws of the Company.
14.    LIABILITY INSURANCE. During Executive’s employment by the Company, the Company will cover Executive under directors’ and officers’ liability insurance in the same amount and to the same extent as the Company covers its other directors and executive employees.
15.    AMENDMENT OR ALTERATION. No amendment or alteration of the terms of this Agreement will be valid unless made in writing and signed by both of the Parties hereto.
16.    GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed therein. The Parties hereto consent to the exclusive jurisdiction of all state and federal courts located in Wilmington, Delaware, as well as to the jurisdiction of all courts of which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of, or in connection with, this Agreement or that otherwise arises out of the employment relationship. Each of the Parties agrees that a final and non-appealable judgment in any action so brought will be conclusive and may be enforced by suit on the judgment in any jurisdiction within or outside the United States or in any other manner provided in law or in equity. Each Party hereby expressly waives (a) any and all rights to bring any suit, action or other proceeding in or before any court or tribunal other than the courts described above, and covenants that it will not seek in any manner to resolve any dispute other than as set forth in this paragraph, and (b) any and all objections either may have to venue, including the inconvenience of such forum, in any of such courts. In addition, each Party consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with this Agreement. Notwithstanding the foregoing, no claim or controversy for injunctive or equitable relief contemplated by or allowed under applicable law pursuant to Sections 9, 10, 11 or 12 will be subject to the limitations in this Section 16.
17.    SEVERABILITY. The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction will not affect any other provision of this Agreement, which will remain in full force and effect.
18.    WITHHOLDING. The Company may deduct and withhold from the payments to be made to Executive hereunder any amounts required to be deducted and withheld under the provisions of any applicable statute, law, regulation or ordinance now or hereafter enacted, or as otherwise authorized by Executive in writing.
19.    SECTION 409A. The Parties intend that any amounts payable under this Agreement, and the Company’s and Executive’s exercise of authority or discretion hereunder, comply with the provisions of Section 409A of the Code (“Section 409A”). To the extent Executive would otherwise be entitled to any payment under this Agreement, or any plan or arrangement of the Company Group, that constitutes a “deferral of compensation” subject to Section 409A and that if paid during the six months beginning on the date of termination of Executive’s employment would be subject to the Section 409A additional tax because Executive is a “specified employee” (within the meaning of Section 409A and as determined by the Company), the payment will be paid to Executive on the earlier of (a) the six-month anniversary of his date of termination and (b) on the date of his death. To the extent Executive would otherwise be entitled to any benefit (other than a payment) during the six months beginning on termination of Executive’s employment that would be subject to the Section 409A additional tax, the benefit will be delayed and will begin being provided on the earlier of (a) the first day following the six-month anniversary of Executive’s date of termination and (b) on the date of his death. Any payment or benefit due upon a termination of employment that represents a “deferral of compensation” within the meaning of Section 409A will be paid or provided only upon a “separation from service” as defined in Treas. Reg. § 1.409A-1(h). Each payment made under this Agreement will be deemed to be a separate payment for purposes of Section 409A. Amounts payable under this Agreement will be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treas. Reg. § 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treas. Reg. §§ 1.409A-1 through A-6. With respect to any amount of expenses eligible for reimbursement or the provision of any in-kind benefits under this Agreement, to the extent such payment or benefit would be considered deferred compensation under Section 409A or is required to be included in Executive’s gross income for federal income tax purposes, such expenses (including expenses associated with in-kind benefits) will be reimbursed no later than December 31st of the year following the year in which Executive incurs the related expenses. In no event will the reimbursements or in-kind benefits to be provided by the Company in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor will Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit. Notwithstanding anything herein to the contrary, no particular tax result for Executive with respect to any income recognized by Executive in connection with this Agreement is guaranteed, and Executive will be responsible for any and all income taxes due with respect to the arrangements contemplated by this Agreement (including Section 4(b)).
20.    ADDITIONAL COMPANY COVENANTS. The Company will use commercially reasonable efforts to seek shareholder approval of the Payments (as herein defined) provided for in this Agreement in a manner intended to satisfy requirements of the “shareholder approval” exception to Section 280G of the Code so as to exempt the Payments from any Excise Tax (as herein defined), but only in the event that Executive first unconditionally waives his right to receive or retain such Payments. For purposes of this Section 20, (a) “Excise Tax” means the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax and (b) “Payment” means any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable pursuant to this Agreement or otherwise. The Parties hereto agree to work in good faith in order to mitigate the potential impact of the Excise Tax on Executive, including entering into all acceptable non-competition agreements. Subject to the foregoing provisions of this Section 20, in the event that the Company determines (after consulting with an independent accounting or compensation consulting company) that any Payment would subject Executive to the Excise Tax, then the Payments will be reduced to the extent necessary so that no portion thereof is subject to the Excise Tax.
21.    NOTICES. All notices and other communications required or permitted hereunder will be in writing and will be deemed given when delivered (a) personally, (b) by email or facsimile with evidence of completed transmission, or (c) delivered by overnight courier to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to the Company:	Twin River Worldwide Holdings, Inc.
100 Twin River Road
Lincoln, RI 02865
Attention: CEO
Fax: 401-727-4770

If to Executive:	Executive's most recent home address, as set
forth in the employment records of the Company
22.    COUNTERPARTS AND FACSIMILE SIGNATURES. This Agreement may be signed in counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together will be deemed an original of this Agreement. For purposes of this Agreement, a facsimile copy of a Party’s signature will be sufficient to bind such Party.

23.    WAIVER OR BREACH. It is agreed that a waiver by either Party of a breach of any provision of this Agreement will not operate, or be construed, as a waiver of any subsequent breach by that same Party.
24.    ENTIRE AGREEMENT AND BINDING EFFECT. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof, supersedes all prior and contemporaneous agreements, both written and oral, between the Parties with respect to the subject matter hereof (including any employment agreement previously entered into by the Company (or any of its subsidiaries) and Executive). This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective legal representatives, heirs, distributors, successors and assigns; provided, however, that Executive will not be entitled to assign or delegate any of his rights or obligations hereunder without the prior written consent of the Company. It is intended that Sections 9, 10, 11 and 12 benefit each of the Company and each other member of the Company Group, each of which is entitled to enforce the provisions of Sections 9, 10, 11 and 12 and is deemed to be an intended third-party beneficiary of this Agreement.
25.    SURVIVAL. The obligations of any of the Parties under this Agreement which by their nature may require either partial or total performance after the expiration or termination of the Term or this Agreement (including those under Sections 9, 10, 11 and 12) will survive any termination or expiration of this Agreement.
26.    FURTHER ASSURANCES. The Parties agree to execute and deliver all such further documents, agreements and instruments and take such other and further action as may be necessary or appropriate to carry out the purposes and intent of this Agreement.
27.    CONSTRUCTION OF AGREEMENT. No provision of this Agreement or any related document will be construed against or interpreted to the disadvantage of any Party by any court or other governmental or judicial authority by reason of such Party having or being deemed to have structured or drafted such provision. Unless otherwise indicated, any reference to a “Section” means a Section of this Agreement. The word “including” (in its various forms) means including without limitation. All references in this Agreement to “days” refer to “calendar days” unless otherwise specified. The word “Parties” means the Company and the Executive. To the extent requested by the Company, the Executive will perform the duties herein contemplated for the benefit of Twin River Management Group, Inc. (“TRMG”), a subsidiary of the Company, and in such event TRMG will discharge all of the Company’s payments and related obligations hereunder. The term “Company Group” means the Company and its subsidiaries.
28.    HEADINGS. The Section headings appearing in this Agreement are for the purposes of easy reference and will not be considered a part of this Agreement or in any way modify, demand or affect its provisions.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the respective dates set forth below.

TWIN RIVER WORLDWIDE HOLDINGS

By:	/s/ Craig Eaton
Name:	Craig Eaton
Title:	Sr. Vice President and General Counsel

Date signed:	February 21, 2019.

/s/ Marc Crisafulli
Name:	Marc Crisafulli

Date signed:	February 21, 2019.